                                                      Registration No. 333-77757
                                                Filed pursuant to Rule 424(b)(3)



PROSPECTUS SUPPLEMENT NO. 9
(TO PROSPECTUS DATED AUGUST 6, 1999)

                                  $172,915,000

                               CNET NETWORKS, INC.
                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2006
        AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                                   ----------

This prospectus supplement supplements and amends the prospectus dated August 6, 1999, as supplemented and amended by prospectus supplement No. 1 dated September 30, 1999, prospectus supplement No. 2 dated October 13, 1999, supplement No. 3 dated November 12, 1999, Prospectus Supplement No. 4 dated November 22, 1999, Prospectus Supplement No. 5 dated January 11, 2000, asn Prospectus Supplement No. 6 dated March 17, 2000, Prospectus No. 7 dated April 26, 2000, and Prospectus Supplement No. 8 dated August 17, 2000 relating to the notes and the common stock issuable upon conversion of the notes.

o    Maturity Date: The notes are due on March 1, 2006.

o Interest: Interest on the notes is payable on March 1 and September 1 of each year at the rate of 5% per year, commencing on September 1, 1999.

o Conversion into common stock: You may convert the notes in whole or in part into shares of our common stock at a conversion price of $37.40625 per share, subject to adjustment.

o    Redemption: We may redeem the notes on or after March 6, 2002.

o Mandatory offer to repurchase: If we sell all or substantially all of our assets or experience other kinds of changes in control, we must offer to repurchase the notes.

o Ranking: The notes are general, unsecured obligations, junior in right of payment to all of our existing and future senior debt and all existing and future indebtedness and other liabilities of our subsidiaries.

o Markets for our notes and our common stock: Our notes trade on the Portal market. However, once the notes are sold under this prospectus, they will no longer trade on the Portal market. Our common stock trades on the Nasdaq National Market under the symbol "CNET". The last reported sales price of our common stock on November 13, 2000, as reported by Nasdaq, was $24.19 per share.

o Selling securityholders: The notes and common stock are being offered for resale by the selling securityholders listed in this prospectus. We will not receive any proceeds from these resales.

                                   ----------

         THE PROSPECTUS, TOGETHER WITH THIS PROSPECTUS SUPPLEMENT NO. 5, CONSTITUTES THE PROSPECTUS REQUIRED TO BE DELIVERED BY SECTION 5(b) OF THE SECURITIES ACT OF 1933 WITH RESPECT TO OFFERS AND SALES OF THE NOTES AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES. ALL REFERENCES IN THE PROSPECTUS TO "THIS PROSPECTUS" ARE HEREBY AMENDED TO READ "THIS PROSPECTUS (AS SUPPLEMENTED AND AMENDED)".

                                   ----------

         THIS INVESTMENT INVOLVES RISK. YOU SHOULD PURCHASE ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                   ----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

          The date of this prospectus supplement is November 14, 2000.

         The prospectus is hereby amended to add the following information to the end of the section of the prospectus entitled "Selling Securityholders":

         The information in the following table is as of November 13, 2000 and assumes that no selling securityholder beneficially owns any shares of our common stock other than shares issuable pursuant to the conversion of the notes. In addition, the information in the table assumes the conversion of all notes owned by each selling securityholder at the conversion price of $37.40625 per share. This conversion price may be adjusted under some circumstances. As a result, the number of shares issuable upon conversion of the notes may increase or decrease. Under the terms of the indenture governing the notes, cash will be paid instead of issuing fractional shares upon conversion. The selling securityholders listed below provided us the information contained in the following table with respect to themselves and the respective principal amount of notes that may be sold by each of them under this prospectus. We have not independently verified this information.



                                           PRINCIPAL AMOUNT
                                             OF NOTES                                    SHARES OF           PERCENTAGE OF
                                            BENEFICIALLY                                COMMON STOCK         COMMON STOCK
          NAME OF SELLING                   OWNED THAT           PERCENTAGE OF          THAT MAY BE           OUTSTANDING
       SECURITYHOLDER(1)(2)                 MAY BE SOLD       NOTES OUTSTANDING            SOLD(3)             (4)(5)(6)
       ---------------------              -----------------   -----------------         ------------         --------------
Hudson River Trust Growth Investors          $575,000                 *                    15,372                  *

Equitable Life Assurance Separate             675,000                 *                    18,045                  *
Account - Convertibles

Equitable Life Assurance Separate              45,000                 *                     1,203                  *
   Account - Balanced


---------

*    Less than 1%.

(1) Except as otherwise set forth in the footnotes to this table, none of the selling securityholders has, or within the last three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

(2) No holder may offer notes pursuant to this prospectus until such holder is named as a selling securityholder in this prospectus or in a supplement to this prospectus.

(3) This number is the shares of common stock into which the notes held by the selling securityholders are convertible at the conversion rate. The conversion rate and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under particular circumstances. See "Description of the Notes - Conversion." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Instead, cash will be paid instead of any fractional shares.

(4) This number assumes: (a) that the full amount of notes held by the selling securityholder are converted into common stock at the conversion rate and
     (b) the offering of such shares by such selling securityholder pursuant to the registration statement of which this prospectus forms a part. The conversion rate and number of shares of common stock issuable upon conversion of the notes are subject to adjustment under particular circumstances. See "Description of the Notes - Conversion." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.

     Fractional shares will not be issued upon conversion of the notes. Instead, cash will be paid instead of any fractional shares.

(5) In accordance with the rules of the SEC, the percentage of common stock outstanding owned by each selling securityholder is calculated as follows:
     (a) the numerator is the number of shares of common stock held by that selling securityholder upon conversion of all notes owned by that selling securityholder and (b) the denominator includes the number of shares of common stock outstanding and the number of shares of common stock held by that selling securityholder upon conversion of all notes owned by that selling securityholder.

(6) None of the securityholders contained in this table were the beneficial owners of more than 1% of the total common stock outstanding of September 30, 2000.

         The selling securityholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act of 1933, all or a portion of their notes since the date on which the information in the preceding table is presented. Information concerning the selling securityholders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary. Because the selling securityholders may offer all or some of the notes they hold or shares of common stock issuable upon conversion of the notes pursuant to the offering contemplated by this prospectus, no estimate can be given as to the amount of the notes or shares of common stock that will be held by the selling securityholders upon the termination of this offering. See "Plan of Distribution."



                                       3